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                                  EXHIBIT 10(l)
                               SEVERANCE AGREEMENT


     This AGREEMENT is made effective as of August 1, 1997, by and between Pinnacle Financial Services, Inc. ("Pinnacle"), a corporation organized under the laws of Michigan, with its principal administrative office at 830 Pleasant Street, St. Joseph, Michigan 49085, and Daniel R. Buresh (the "Executive").

     WHEREAS, Pinnacle will acquire CB Bancorp, Inc. ("CB Bancorp"), and its wholly owned subsidiary, Community Bank, a Federal Savings Bank ("Bank") (collectively the "Acquired Entities"), in accordance with and pursuant to the Agreement and Plan of Merger by and between Pinnacle and CB Bancorp, dated as of the 1st day of March, 1997 (the "Merger Agreement");

     WHEREAS, the employment of the Executive with the Acquired Entities will be terminated upon the effective time of the acquisition of such entities by Pinnacle; and

     WHEREAS, Pinnacle desires to provide assurance in the form of certain severance benefits offered hereunder to Executive in order to retain the services of the Executive based on his knowledge of the Acquired Entities, his expertise in the field of financial management and his knowledge of the savings and loan industry, including the mortgage repurchase program operated by CB Bancorp and the Bank prior to the Effective Date, as defined in the Merger Agreement;

     THEREFORE, in consideration of the mutual promises set forth herein, it is agreed by and between Pinnacle and Executive:

1.   DESCRIPTION OF SERVICES.

     Following the consummation of the Merger, Executive shall serve as an employee of Pinnacle and/or its affiliates, in such capacity as may be mutually agreed by Pinnacle and Executive. As an employee of Pinnacle and/or its affiliates, Executive will provide Pinnacle and its affiliates with the benefit of his special knowledge, skill, contacts and business experience in the savings and loan industry, particularly as his knowledge relates to the business previously conducted by CB Bancorp and the Bank.

2.   TERMS.

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     (a)  Executive shall be employed as an "at will" employee, and said employment may be terminated at any time, whether for "Cause" or any reason whatsoever, subject to the provisions of Sections 4 and 5 of this Agreement.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of Pinnacle and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with Pinnacle, or materially affect the performance of Executive's duties pursuant to this Agreement.

3.   COMPENSATION AND REIMBURSEMENT

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1 and 2. Pinnacle shall pay Executive as compensation a salary of not less than $53,000 per year ("Base Salary"). Such Base Salary shall be payable bi-monthly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Any increase in base salary shall then become the "Base Salary" for purposes of this Agreement.
In addition to the Base Salary provided in this Section 3(a), Pinnacle shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of Pinnacle and principal subsidiary, Pinnacle Bank. Base Salary shall include any amounts of compensation deferred by Executive under a qualified plan maintained by Pinnacle or Pinnacle Bank.

     (b) Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by Pinnacle in the future to its employees, subject to and on a basis consistent with the terms, conditions and overall

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administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of Pinnacle in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean termination of service with Pinnacle for any reason, including the termination by Pinnacle of Executive's full-time employment hereunder, and termination upon the retirement, resignation or death of Executive; provided that an Event of Termination shall not include termination of Executive by Pinnacle for Cause as defined in Section 5.

     (b) Upon the occurrence of an Event of Termination, Pinnacle shall pay Executive, or in the event of his death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both an amount equal to the greater of $70,000 or one times Executive's then current Base Salary and any bonuses paid or to be paid during the year of termination. At the election of the Executive, which election is to be made within thirty (30) days of the Date of Termination following an Event of Termination, such payment may be made in a lump sum or paid in equal monthly installments during the twenty-four (24) months following the Executive's termination of service. In the event that no election is made, payment to the Executive will be made on a monthly basis in equal installments over twenty-four (24) months.

     (c) Upon an Event of Termination, Pinnacle will, at no cost to Executive, cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by Pinnacle and its affiliates for Executive prior to his termination of service. Such coverage and payments shall cease upon the expiration of twenty-four (24) months.

5.   TERMINATION FOR CAUSE.

     The terms "Termination for Cause" or "Cause" in relation to a termination of employment shall mean termination because of the Executive's intentional or persistent failure to perform stated

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duties of a material nature, personal dishonesty which results in material loss to Pinnacle or one of its affiliates, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in material loss to Pinnacle or one of its affiliates or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of Pinnacle or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board (excluding the Executive for purposes of said computation) at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive any payment under
Section 4 of this Agreement, or any other compensation or other benefits for any period after Termination for Cause.

6.   NOTICE.

     (a) Any purported termination by Pinnacle or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

7.   POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph

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(b) of this Section 7 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to Pinnacle as may reasonably be required by Pinnacle in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

8.   SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of Pinnacle.

9.   NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and Pinnacle and their respective successors and assigns.

10.  MODIFICATION.

     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

11.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included

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solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of Pinnacle, in accordance with the rules of the American Arbitration Association then in effect.

16. PAYMENT OF LEGAL FEES.

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Pinnacle, if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

17.  SUCCESSOR TO PINNACLE.

     Pinnacle shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Pinnacle, expressly and unconditionally to assume and agree to perform Pinnacle's obligations under this Agreement, in the same manner and to the same extent that Pinnacle would be required to perform if no such succession or assignment had taken place.

18.  APPLICABLE LAW.

     This Agreement shall be governed by the laws of the State of Michigan applicable to contracts made and wholly to be performed within such state.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on
August 1, 1997.

                              Pinnacle Financial Services, Inc.



                              By:
                                 Richard L. Schanze
                                 Chairman and Chief
                                 Executive Officer



                              Daniel R. Buresh
                              Executive